Exhibit 10.26

November 26, 2019

David A. Lehman

[Address]

Re:	Amendment to Offer Letter Dated February 7, 2016

Dear David:

This amendment (the “Amendment”) sets forth certain amended terms to your employment offer letter with Intersect ENT, Inc. (the “Company”) dated February 7, 2016 (the “Offer Letter”) in connection with your promotion to Executive Vice President & General Counsel. This Amendment shall be effective upon your signature hereof.

1) Title. Your position title shall be Executive Vice President, General Counsel & Corporate Secretary. In addition to continuing to be responsible for the all aspects of the Company’s legal matters and serving as the Company’s chief compliance officer and corporate secretary, you will be responsible for management of the business development function of the Company.

2) Grant of Performance Based RSUs. Subject to and following the execution of this Amendment, the Company’s Board of Directors (the “Board”), shall grant you the performance based RSU awards as described on Exhibit A attached hereto (the “Performance Based RSUs”). The Performance Based RSUs will be subject to the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”) and your grant agreements.

3) Potential Acceleration of Performance Based RSUs. If within one month before or within 12 months after the closing of a Change in Control (as defined below), your employment is either (A) terminated by the Company or a successor entity without Cause (as defined in the Offer Letter) (and not in connection with death or disability), or (B) terminated by you due to your resignation for Good Reason (as defined in the Offer Letter), provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then 100% of any unvested performance based RSUs where the performance metric or stock price metric, as applicable, has been achieved, or where any such acquisition purchase price is at or above the performance or stock price metric, shall be fully vested. Notwithstanding the foregoing, as a pre-condition of the accelerated vesting referenced in the immediately preceding sentence, you will be required to timely sign, date and return to the Company (or its successor), and to not subsequently revoke, a general release of all known and unknown claims in the form provided to you by the Company.

Except as specifically amended herein, all other terms and conditions of your Offer Letter shall remain in full force and effect. Please sign below if these terms are acceptable to you and return the fully signed letter to me.

/s/ Thomas A. West
Thomas A. West
President and Chief Executive Officer
Intersect ENT, Inc.

Understood and Agreed:

/s/ David A. Lehman	11/26/2019
David A. Lehman	Date